Exhibit 4.01

THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN CERTIFICATED FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO A NOMINEE OF DTC OR BY DTC OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF DTC TO CITIGROUP FUNDING INC. OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

No. R-1	INITIAL PRINCIPAL AMOUNT
CUSIP: 17308 C 502	REPRESENTED $65,000,000
ISIN: US17308C5022	representing 6,500,000 Notes
($10 per Note)

CITIGROUP FUNDING INC.

Principal-Protected Notes Based Upon a Group of Asian Currencies Due June 30, 2008

Citigroup Funding Inc., a Delaware corporation (hereinafter referred to as the “Company,” which term includes any successor corporation under the Indenture herein referred to), for value received and on condition that this Note is not redeemed by the Company prior to June 30, 2008 (the “Stated Maturity Date”), hereby promises to pay to CEDE & CO., or its registered assigns, the Maturity Payment (as defined below), on the Stated Maturity Date. This Note will not bear any interest, is not subject to any sinking fund, is not subject to redemption at the option of the holder thereof prior to the Stated Maturity Date, and is not subject to the defeasance provisions of the Indenture. The payments on this note are fully and unconditionally guaranteed by Citigroup Inc., a Delaware corporation (the “Guarantor”).

Payment of the Maturity Payment with respect to this Note shall be made upon presentation and surrender of this Note at the corporate trust office of the Trustee in the Borough of Manhattan, The City and State of New York, in such coin or currency of the United States as at the time of payment is legal tender for payment of public and private debts.

This Note is one of the series of 6,500,000 Principal-Protected Notes Based Upon a Group of Asian Currencies (the “Currencies Group”) Due June 30, 2008 (the “Notes”).

INTEREST

The Notes do not bear interest. No payments on the Notes will be made until the Stated Maturity Date.

PAYMENT AT MATURITY

On the Stated Maturity Date, holders of the Notes will receive for each Note the Maturity Payment described below.

DETERMINATION OF THE MATURITY PAYMENT

The Maturity Payment for each Note equals the sum of the initial principal amount of $10 per Note plus the Supplemental Return Amount.

The “Supplemental Return Amount” is calculated as follows:

•	If the Supplemental Return Percentage is less than or equal to zero, the Supplemental Return Amount will equal zero.

•	If the Supplemental Return Percentage is greater than zero, the Supplemental Return Amount will equal the product of:

$10 * Supplemental Return Percentage * Participation Rate

The Group of Asian Currencies includes the lawful currency of South Korea (currently the South Korean won), the lawful currency of Thailand (currently the Thai baht), the lawful currency of India (currently the Indian rupee), the lawful currency of Taiwan (currently the Taiwanese dollar), and the lawful currency of Singapore (currently the Singaporean dollar).

The “Participation Rate” equals 100%.

The “Supplemental Return Percentage” will equal the sum of the Currency Return Percentages for each currency in the Currencies Group.

The “Currency Return Percentage” for each currency in the Currencies Group will equal the following fraction:

Ending Value – Starting Value	x Allocation Percentage
Starting Value

The “Allocation Percentage” for each currency in the Currencies Group will equal 20%.

The “Starting Value” for one South Korean won in U.S. dollars equals $0.00097780, for one Thai baht in U.S. dollars equals $0.02419550, for one Indian rupee in U.S. dollars equals $0.02299316, for one Taiwanese dollar in U.S. dollars equals $0.03153182, for one Singaporean dollar in U.S. dollars equals $0.60280909, the exchange rate into U.S. dollars for one unit of each currency on July 25, 2005, the date on which the Notes were priced for initial sale to the public.

The “Ending Value” for each currency in the Currencies Group will equal the exchange rate of one unit of that currency in U.S. dollars on the Valuation Date.

The “Valuation Date” will be June 25, 2008.

The exchange rate for the currency of South Korea on any Business Day will be the U.S. dollar/South Korean won exchange rate in the interbank market, expressed as the amount of U.S. dollars per one South Korean won, as reported by Bloomberg, L.P. (“Bloomberg”) on page TKC7, or any substitute page, at approximately 3:00 p.m., Tokyo time.

The exchange rate for the currency of Thailand on any Business Day will be the U.S. dollar/Thai baht exchange rate in the interbank market, expressed as the amount of U.S. dollars per one Thai baht, as reported by Bloomberg on page TKC7, or any substitute page, at approximately 3:00 p.m., Tokyo time.

The exchange rate for the currency of India on any Business Day will be the U.S. dollar/Indian rupee exchange rate in the interbank market, expressed as the amount of U.S. dollars per one Indian rupee, as reported by Bloomberg on page TKC7, or any substitute page, at approximately 3:00 p.m., Tokyo time.

The exchange rate for the currency of Taiwan on any Business Day will be the U.S. dollar/Taiwanese dollar exchange rate in the interbank market, expressed as the amount of U.S. dollars per one Taiwanese dollar, as reported by Bloomberg on page TKC7, or any substitute page, at approximately 3:00 p.m., Tokyo time.

The exchange rate for the currency of Singapore on any Business Day will be the U.S. dollar/Singaporean dollar exchange rate in the interbank market, expressed as the amount of U.S. dollars per one Singaporean dollar, as reported by Bloomberg on page TKC7, or any substitute page, at approximately 3:00 p.m., Tokyo time.

If the Ending Value for any currency in the Currencies Group is less than the Starting Value used for the computation of the Currency Return Percentage, then the Currency Return Percentage will be negative. However, the Supplemental Return Amount cannot be less than zero.

A “Business Day” means any day that is not a Saturday, a Sunday or a day on which the securities exchanges or banking institutions or trust companies in the City of New York are authorized or obliged by law or executive order to close.

If quotes for the exchange rate on the valuation date for any currency in the Currencies Group are not available as described in the preceding paragraphs, the Exchange Rate used to determine the Ending Value for such currency in the Currencies Group will equal the noon buying rate in New York on the Valuation Date for cable transfers in foreign currencies as announced by the Federal Reserve Bank of New York for customs purposes (the “Noon Buying Rate”). If the Noon Buying Rate is not announced on that date, then the exchange rate for such currency in the Currencies Group will be calculated on the basis of the arithmetic mean of the applicable spot quotations received by the calculation agent at approximately 10:00 a.m., New York City time, on the date following the Valuation Date for the purchase or sale for deposit in the relevant currency by the London offices of three leading banks engaged in the interbank market (selected in the sole discretion of the calculation agent) (the “Reference Banks”). If fewer than three Reference Banks provide spot quotations on that date, then the exchange rate for such currency in the Currencies Group will be calculated on the basis of the arithmetic mean of the applicable spot quotations received by the calculation agent at approximately 10:00 a.m., New York City time, on the same date from two leading commercial banks in New York (selected in the sole discretion of the calculation agent), for the purchase or sale for deposits in the relevant currencies. If those spot quotations are available from only one bank, then the calculation agent, in its sole discretion, will determine which quotation is available and reasonable to be used. If no spot quotation is available, then the exchange rate for such currency in the Currencies Group will be the rate that would be used by the calculation agent in making valuation determinations for Citigroup Global Markets Inc.’s financial reporting purposes on the date following the Valuation Date.

GENERAL

This Note is one of a duly authorized issue of Debt Securities of the Company, issued and to be issued in one or more series under a Senior Debt Indenture, dated as of June 1, 2005 (the “Indenture”), among the Company, the Guarantor, and The Bank of New York, as trustee (the “Trustee,” which term includes any successor trustee under the Indenture), to which Indenture reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Guarantor, the Trustee and the holders of the Notes, and the terms upon which the Notes are, and are to be, authenticated and delivered.

In case an Event of Default with respect to the Notes shall have occurred and be continuing, the principal of the Notes may be declared due and payable in the manner and with the effect provided in the Indenture. In such case, the amount declared due and payable upon any acceleration permitted by the Indenture will be determined by the calculation agent and will be equal to, with respect to this Note, the Maturity Payment calculated as though the Stated Maturity Date of this Note were the date of early repayment. In case of default at Maturity of this Note, this Note shall bear interest, payable upon demand of the beneficial owners of this Note in accordance with the terms hereof, from and after Maturity through the date when payment of such amount has been made or duly provided for, at the rate of 5% per annum on the unpaid amount due.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company, the Guarantor and the rights of the holders of the Debt Securities of each series to be affected under the Indenture at any time by the Company, the Guarantor and a majority in aggregate principal amount of the Debt Securities at the time Outstanding of each series affected thereby. The Indenture also contains provisions permitting the holders of specified percentages in aggregate principal amount of the Debt Securities of any series at the time Outstanding, on behalf of the holders of all Debt Securities of such series, to waive compliance by the Company and the Guarantor with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the holder of this Note shall be conclusive and binding upon such holder and upon all future holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

The holder of this Note may not enforce such holder’s rights pursuant to the Indenture or the Notes except as provided in the Indenture. No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, or, failing which, the Guarantor to pay the Maturity Payment with respect to this Note, and to pay any interest on any overdue amount thereof at the time, place and rate, and in the coin or currency, herein prescribed.

All terms used in this Note which are defined in the Indenture but not in this Note shall have the meanings assigned to them in the Indenture.

Unless the certificate of authentication hereon has been executed by the Trustee by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purposes.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

CITIGROUP FUNDING INC.

By:	/s/ Scott Freidenrich
Name:	Scott Freidenrich
Title:	Executive Vice President

Corporate Seal

Attest:

By:	/s/ Douglas C. Turnbull
Name:	Douglas C. Turnbull
Title:	Assistant Secretary

Dated July 28, 2005

CERTIFICATE OF AUTHENTICATION
This is one of the Notes referred to in the within-mentioned Indenture.

The Bank of New York,
as Trustee

By:	/s/ Geovanni Barris
Authorized Signatory